Exhibit 3.3

                           EXCLUSIVE LICENSE AGREEMENT

      THIS NON-EXCLUSIVE LICENSE AGREEMENT ("Agreement") is made and effective as of May 3, 2008 (the "Effective Date") by and between Microbial Technologies Limited, a company registered in the United Kingdom with an address of 4 Sovereign Way, Dock Road, Birkenhead, Merseyside ("Licensor"), and Organic Sales and Marketing, Inc., a Delaware corporation with an address of 114 Broadway, Raynham, Massachusetts 02767 ("Licensee").

      WHEREAS, Licensor is the owner of certain proprietary technology as more fully described on Exhibit A (the "Licensed Technology");

      WHEREAS, Licensor and Licensee wish to enter into this Agreement to grant to Licensee to make, have made, distribute, market and sell products based on, derived from or incorporating the Licensed Technology in the field of organic based and/or natural cleaning products as more fully described on Exhibit A (the "Covered Products");

      NOW THEREFORE, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    License

1.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive license to make, have made, distribute, market and sell Covered Products in the Territory.

1.2 Restrictions. Except as expressly provided in this Agreement, Licensee will not: (a) transfer, sell, license, sublicense, distribute or commercially exploit the Licensed Technology or (b) modify, reproduce, create derivative or collective works from, or in any way otherwise exploit the Licensed Technology, in whole or in part.

1.3 Licensor's Retained Right to Market and Sell. Licensor reserves the right, without obligation or liability to Licensee for payment of compensation or otherwise, to market Covered Products. .

1.4 Licensee Marketing Efforts. Licensee will use its commercially reasonable to develop and sell Covered Products throughout the term of this Agreement.

1.5 Licensor Assistance. In consideration of Licensee's payment of the Annual Fee (as defined in Section 2.1 below), Licensor will provide Licensee with the following assistance in marketing and selling Covered Products:

      DUTIES OF MICROBIAL TECHNOLOGIES LIMITED:

      MICROBIAL TECHNOLOGIES LIMITED during the continuance of the Agreement hereby agrees with the LICENSEE that it will at all times during the continuance in force of this agreement, observe and perform the terms and conditions set out in this Agreement and in particular MICROBIAL TECHNOLOGIES LIMITED agrees:

            1.5.1 To Safeguard the LICENSEE'S Rights:

                  To  safeguard  the rights  hereby  granted to the  LICENSEE in particular to prevent ...... :

                  MT will also assist in the proper labeling of product(s) in conformity with US and State and local laws.

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                      Exclusive License Agreement - Page 2

            1.5.2 To Assist Sales in the Territory:

                  Shall by personal agreement take such steps as necessary or expedient to promote or assist the sale of the Products in the Territory. To notify the LICENSEE of any person, firm, company or other body in the Territory who appear to be a potential purchaser of the Products as agreed between the parties.

            1.5.3 MICROBIAL TECHNOLOGIES LIMITED undertakes to the LICENSEE that it will attempt at all times keep sufficient stock of the product on hand to satisfy two (2) month's forward sales cover. In addition, MICROBIAL TECHNOLOGIES LIMITED warrants to the LICENSEE that it shall generally maintain a sufficient supply of stock levels or the Product adequate to allow the LICENSEE to achieve forecast sales. Technical assistance for registrations regarding any types of certifications (e.g. Green Seal, EPA, "me too" registrations, Environmental Choice, or others that may apply).

2.    Fees and Reporting

2.1 Fees. Subject to the terms of this Agreement, Licensee will compensate Licensor license fees, as allowed by the laws of FINRA and the state of Delaware, equal to:

            (a) one hundred thousand dollars ($100,000) per year (the "Annual Fee") to be dispersed as follows: 1st Qtr $15,000.00, 2nd Qtr $15,000.00, 3rd Qtr $30,000.00, 4th Qtr $40,000.00.

            (b) five percent (5%) royalty on net sales of any MT product formulations sold. The Royalty Fee will be paid as follows:
            Quarterly, on all paid invoices.________. Fees will be paid in cash and will become due and payable in the month following the calendar quarter in which Licensee collects the revenues on which such Fees accrue.

            (c) at such time as Licensee has collected total revenue from sales of Covered Products in excess of 5 million dollars ($_5,000,000.00), Licensee will grant to Licensor a non-qualified stock option agreement in the form attached as Exhibit B, which will (a) have an exercise price equal to _____ percent (__%) of the fair market value as warranted by law and duly voted by OSM, Inc. Board of Directors, of Licensee's Common Stock on the date of grant and (b) vest and become exercisable over a four year period at the rate of 25% of the shares on the first anniversary of the date of grant and thereafter at the rate of 25% on the last day of each successive one year period, in each instance only if this Agreement remains in effect on such date.

            (d) Licensee will grant Licensor two hundred fifty thousand (250,000) in stock options at an exercise price of one (1.00) dollar per share to become exercisable over a four year period at the rate of 25% of the shares on the first anniversary of the date of grant and thereafter at the rate of 25% on the last day of each

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                      Exclusive License Agreement - Page 3

            successive one year period, in each instance only if this Agreement remains in effect on such date.

2.2 Reporting. Licensee will provide Licensor with a highly confidential quarterly report on or before the thirtieth (30th) day after the end of each calendar quarter setting forth in reasonable detail the sales of Covered Products during such quarter, including customer name, volume and sales price by product number, and all other information necessary for Licensor to calculate the Fees that have accrued for such quarter, accompanied by payment in full of all such Fees. All reports shall be returned to licensee upon termination of this agreement.

2.3 Audit Rights. Licensor or Licensor's designated agent will have the right, upon reasonable prior notice, to audit Licensee's relevant books and records at Licensee's principal place of business during normal working hours to verify Licensee's compliance with the provisions of this Agreement.

3.    Term and Termination

3.1. Initial Term. This Agreement will commence on the Effective Date and continue until May 3, 2018, unless earlier terminated in accordance with this Agreement (the "Term").

3.2 Termination for Breach. Either party will have the right to terminate this Agreement in the event that the other party has materially breached this Agreement; provided, however, that no such termination will be effective unless (i) the terminating party provides written notice to the other party setting forth the facts and circumstances constituting the breach, and (ii) the party alleged to be in breach does not cure such breach within ten (10) business days following receipt of such notice. If a breach, other than a breach for failure to make any payment due, is curable, but such cure cannot be reasonably made within ten (10) business days following receipt of such notice, the terminating party will not be entitled to terminate the Agreement, if the party allegedly in breach, within such ten (10) day period, presents a schedule to cure the breach, commences curing such breach and thereafter diligently execute the same to completion in accordance with the schedule.

3.3   Post Termination Obligations.

      (a) Upon termination of this Agreement: (i) all fees due from Licensee as of the date of termination will immediately be paid in full; (ii) Licensee will destroy advertising or promotional materials, if any, containing any reference to Licensor or the Licensed Technology; and
            (iii) except as set forth in Section 3.4(b) below, Licensee will cease any use of the Licensed Technology.

      (b) Notwithstanding any other provision of this Agreement, following the termination of this Agreement, Licensee will be permitted to sell any Covered Products then in its inventory and to fulfill the terms of customer agreements entered into prior to the effective date of such termination.

4.    Warranty;   Disclaimers  and  Limitations  of  Warranties  and  Liability;
      Indemnification,

4.1 Warranty. Licensor warrants that the Licensed Technology will not infringe the patent, copyright, trade secret or other intellectual property right of any third party. In case of a breach of the warranty set forth in this
      Section 4.1, Licensor will, as its sole obligation to Licensee (other than the indemnification obligations set forth in Section 4.5): (a) procure for Licensee the right

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                      Exclusive License Agreement - Page 4

      to continue to use the affected Licensed Technology or (c) if Licensor is unable to do either of the foregoing on a commercially reasonable basis, terminate the License with respect to the affected Licensed Technology.

4.2   Disclaimer of Warranties.

      EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) THE LICENSED TECHNOLOGY IS PROVIDED AS IS AND AS AVAILABLE AND (B) TO THE MAXIMUM
      EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE LICENSED TECHNOLOGY.

4.3   Exclusion of Liability.

      EXCEPT FOR EACH PARTY'S OBLIGATIONS PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN SECTION 4.5 TO REIMBURSE THE OTHER PARTY FOR THIRD PARTY CLAIMS FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY INCLUDING NEGLIGENCE, AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4.4   Limitation of Liability.

      EXCEPT WITH RESPECT TO ITS OBLIGATIONS PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN SECTION 4.5, EACH PARTY'S AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE FEES ACTUALLY PAID TO LICENSOR UNDER THIS AGREEMENT.

4.5   Indemnification Obligations.

      Each party will indemnify, defend and hold the other party and its stockholders, directors, employees and agents harmless from and against all damages and expenses of any kind (including reasonable attorneys' fees) ("Damages") incurred for third party claims arising out of or in connection with (a) infringement by the indemnifying party of third party intellectual property rights, except in each case to the extent that any such damages arise out of any action by any indemnified party or (b) the indemnifying party's breach of this Agreement or negligent or unlawful act in its performance of this Agreement.

5.    Intellectual Property

5.1 Ownership. Licensee acknowledges that, as between Licensee and Licensor, Licensor owns all right, title and interest in all intellectual property with respect to the Licensed Technology. Licensee understands and agrees that its use of or access to any of the Licensed Technology in connection with this Agreement will not create in it any right, title or interest, in or to such property, and that all such use or access and goodwill associated with any such use or access will inure to the benefit of and be on behalf of Licensor.

5.2 Prosecution of Infringement. Licensor will have the initial right, under its own control and at its own expense, and will use commercially reasonable efforts, to prosecute any third party infringement of the Licensed Technology. Each party will inform the other in writing promptly upon becoming aware of any alleged infringement of the Licensed Technology, setting forth in

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                      Exclusive License Agreement - Page 5

      reasonable detail the nature of such alleged infringement and any evidence of such alleged infringement. If within sixty (60) days after having been notified or becoming aware of any alleged infringement, Licensor has failed to commence prosecution of such infringement, Licensee will have the right, under its own control and at its own expense, to prosecute such infringement, and Licensee may, for such purposes, use the name of Licensor as party plaintiff. Each party agrees to provide such reasonable assistance requested by the other party in any action under this Section 5.2.Any recovery of damages by a party prosecuting any such infringement will be applied first in satisfaction of any unreimbursed expenses and legal fees of such party relating to such prosecution, and next toward reimbursement of the other party for any legal fees and unreimbursed expenses relating to such prosecution. The balance remaining from any such recovery will be divided equally between Licensee and Licensor.

6.    Confidentiality.

Each party understands and acknowledges that any proprietary or confidential data or information, oral or written, relating to the other party's research, development or business activities which is disclosed or otherwise made available by the other party (collectively, "Confidential Information") represent valuable confidential information entitled to protection as trade secrets.

Each party will, with respect to the other party's Confidential Information:

(a) Keep confidential, not disclose and protect from unauthorized disclosure by its employees and agents

(b) Secure and protect all copies of such Confidential Information in its possession in a manner consistent with the steps taken to protect its own trade secrets and Confidential Information, but not less than a reasonable degree of care;

(c) Limit access to such Confidential Information to its employees who require such access in connection with this Agreement and take appropriate steps to assure such employees comply with its obligations hereunder.; and

(d) Not use such Confidential Information except for the purposes expressly set forth in this Agreement.

7.    Miscellaneous

7.1 Injunctive Relief. Licensee acknowledges and agrees that an impending or existing violation of Sections 1.2 or 6 of this Agreement would cause irreparable harm to Licensor, for which there is no adequate remedy at law, and that Licensor will be entitled to obtain immediate injunctive relief prohibiting such violation, in addition to any and all other remedies and rights available at law or equity.

7.2 Mutual Representations and Warranties. Each Party represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the necessary power and authority to enter into and perform its obligations under this Agreement, (b) this Agreement has been duly authorized, executed and delivered by it and (c) its execution and delivery of this Agreement, and the performance of its obligations hereunder, will not conflict with or result in a violation, breach or default of any other agreement to which it is a party or by which it is bound.

7.3 Independent Contractor. Licensor and Licensee are and will remain independent contractors. The Agreement does not constitute a partnership. Neither party is a franchisee, agent or legal representative of the other for any purpose, and neither party has the authority to act for, bind or make commitments on behalf of the other.

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                      Exclusive License Agreement - Page 6

7.4 No Assignment. Neither party may sell, transfer, assign, or subcontract its rights or obligations under this Agreement without the express written consent of the other party.

7.5 Amendments. No amendment, modification, or waiver of any provision of this Agreement will be effective unless set forth in a writing executed by each party. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver of any such right or remedy.

7.6 Force Majeure. Neither party will be liable nor deemed to be in breach of its obligations hereunder for any delay or failure in performance under this Agreement or other interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, act of war, accidents, electronic, computer or communications failures, natural disasters or catastrophes, strikes, or other work stoppages or any other cause beyond the reasonable control of the party affected thereby.

7.7 Notices. Any notice to be given under this Agreement will be in writing, will be deemed given upon receipt, and will be delivered in person, by registered or certified mail, postage prepaid, return receipt requested, or by overnight delivery service with proof of delivery, and addressed as follows:

      To Licensor:      [Name]
                        Microbial Technologies Limited
                        4 Sovereign Way, Dock Road
                        Birkenhead, Merseyside

      To Licensee:      Samuel F. H. Jeffries
                        President
                        Organic Sales and Marketing, Inc.
                        114 Broadway
                        Raynham, Massachusetts 02767

7.8 Governing Law; Dispute Forum. This Agreement will be governed by and construed in accordance with the laws of the American Arbitration Association, will. have exclusive jurisdiction of any dispute arising under this Agreement. The parties specifically agree that the body of law known as the United Nations Convention on the International Sale of Goods shall be inapplicable to this Agreement.

7.9 Entire Agreement; Severability. This Agreement, together with the schedules, amendments, and other attachments, contains a full and complete expression of the rights and obligations of the parties and supersedes any and all other previous agreements, written or oral, made by the parties concerning its subject matter. If any provision of this Agreement is held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement will remain in full force and effect to the extent that the parties' intent can be lawfully enforced.

7.10 Headings. The headings herein have been included solely for reference and are to have no force or effect in interpreting the provisions of the Agreement.

7.11 Survival. Sections 3.4, 4, 5 and 6 will survive any termination of this Agreement.

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                      Exclusive License Agreement - Page 7

      IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement under seal as of and effective the date first written above:

Microbial Technologies Limited                 Organic Sales and Marketing, Inc.

By: /S/ ____________________                   By: /S/ ____________________
    Name: Anthony Davis                            Name: Samuel Jeffries
    Title: Managing Director                       Title: President


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                      Exclusive License Agreement - Page 8

                 EXHIBIT A: LICENSED TECHNOLOGY/COVERED PRODUCTS

                             MICROBIAL TECHNOLOGIES

CLEANING RANGE

List of Products currently available:

      1.    All Purpose Cleaner
      2.    Bathroom cleaner (and limescale remover) for baths and showers
      3.    Kitchen and Hob Cleaner
      4.    Glass Cleaner
      5.    Air freshener (Odour Control)
      6.    Washing Up Liquid
      7. Toilet cleaner (for toilet bowls, sanitises and clears iron and limescale)
      8.    Laundry liquid
      9.    Laundry Powder
      10.   Fabric Conditioner
      11.   Stain Remover
      12.   Pre-Laundry Stain Remover
      13.   All Purpose Wipes
      14.   Disposal tablets
      15.   Biological Urinal cleaners
      16.   Biological Urinal blocks

In development:

      1.    2-in-1 Laundry and Fabric Conditioner
      2.    Super Gentle Fabric Conditioner
      3.    Super Gentle Laundry Liquid
      4.    Baby Wipes
      5.    Stainless Steel Cleaner


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                      Exclusive License Agreement - Page 9

                  EXHIBIT B: FORM OF NON-QUALIFIED STOCK OPTION

2.1 c

Stock Options against total MT product formulations' annual sales

Targeted Sales                                                           Options

5 Million                                                                 25,000

10 Million                                                                35,000

After 10 million we will re-negotiate.